Exhibit 99.1
THE BANK THAT BELONGS
TO CENTRAL FLORIDA
UNITED HERITAGE BANKSHARES
OF FLORIDA, INC.

A message to our shareholders:
During the first quarter of 2005, we shared with you that we were beginning a dramatic expansion initiative. The objective was to take advantage of unique opportunities within the Central Florida banking market and increase our franchise value through market share growth. During the first quarter we hired several high profile, experienced banking executives and opened new locations in the downtown Orlando core business district and in rapidly growing west Orange County.
We are pleased to share the initial results of this growth strategy with you. Through June 30, 2005 our total assets have increased by $180 million from December 31, 2004. This represents growth of 44% during the initial two quarters of the year. During the same period net loans increased by $51 million (+21%) and deposits grew by $159 million or 44%. While incurring initial costs associated with the additional overhead, pre-tax income still increased by 13% over the first two quarters of 2004. We anticipate that earnings will continue to increase as the Bank absorbs the initial overhead cost of the new offices and further leverages capital.
Credit quality remains an ongoing priority for United Heritage Bank. Even with the dramatic growth incurred during the prior two quarters our level of non-performing loans declined and remains well below our peer group at .01% of total assets.
United Heritage has ended the quarter moving towards $600 million in total assets centered in Orange and Seminole Counties. Our College Park Office has now established itself as the largest office serving the highly competitive College Park market with nearly $180 million in total deposits. Our downtown Orlando office, in its temporary location, has grown to over $50 million in deposits while our new South Orlando office, also in temporary quarters, is approaching $30 million. We expect both of those offices to be in their permanent locations during the third quarter which should create additional growth opportunities.
We stated in the original business plan of our Company that it was our objective to build the most significant independent bank franchise in the history of greater Orlando. The team at United Heritage continues to be driven by that mission in all of our undertakings. We appreciate your support and value your relationship. Please don’t hesitate to contact us with your comments, questions or opportunities to provide additional banking services.
Best regards,
Dave Powers
President & CEO

Consolidated Balance Sheet
(Unaudited)

	June 30,	December 31,
	2005	2004
	($ in thousands)
Assets

Total Cash and Cash Equivalents	$159,938	$85,971

Investment Securities	121,413	68,640

Loans, net of Allowance for Loan Losses of $3,744 in 2005 and $3,077 in 2004	292,825	241,214

Other Assets	11,827	10,642

	$586,003	$406,467

Liabilities and Shareholders’ Equity

Liabilities
Total Deposits	$524,777	$365,642

Borrowings	4,340	6,009
Other Liabilities	983	1,026

Total Liabilities	530,100	372,677

Total Shareholders’ equity	55,903	33,790

	$586,003	$406,467

Income Statement
(Unaudited)

	Six Months Ended June 30,
	2005	2004
	($ in thousands, except share amounts)
Interest Income:
Loans	$8,738	$6,703
Other interest-earning assets	3,066	1,019

Total interest income	11,804	7,722

Interest expense:
Deposits	4,784	2,712
Other borrowings	43	8

Total interest expense	4,827	2,720

Net interest income	6,977	5,002

Provision for loan losses	677	386

Net interest income after provision loan loss	6,300	4,616

Total noninterest income	362	249

Total noninterest expense	5,070	3,452

Income before income tax	1,592	1,413

Income tax	610	547

Net income	$982	$866

Basic earnings per share	$0.24	$0.27

Book value per share	$11.63	$9.89